Exhibit 1

Announcement | Lisbon | March 27, 2015

Information about a letter from Deloitte & Associados, SROC SA

At the request of the CMVM (the Portuguese Securities Commission), Portugal Telecom, SGPS SA provides this announcement about the  content of the attached letter received from Deloitte & Associados, SROC SA.

Portugal Telecom, SGPS SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisboa Portugal	Public company Share capital 26.895.375 euros Registered in the Commercial Registry Office in Lisbon And Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL	Luis Sousa de Macedo Investor Relations Director pt-ir@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.ptsgps.pt

Deloitte & Associados, SROC S.A.

Inscricão na OROC n° 43

Registo na CMVM n° 231

Edifício Atrium Saldanha

Praça Duque de Saldanha, 1 - 6°

1050-094 Lisboa

Portugal

Tel: +(351) 210 427 500

Fax: +(351) 210 427 950

www.deloitte.pt

To

Eng. João Mello Franco

Chairman of the Board of Directors of
Portugal Telecom SGPS, S.A.

Avenida Fontes Pereira de Melo, 40

1050-094 LISBON

c.c.: Oi, SA

c/o Dr. Bayard De Paoli Gontijo, Director President

CMVM - Comissão do Mercado de Valores Mobiliários
(Portuguese Securities Commission)
c/o Dr. Miguel Namorado Rosa

CVM — Comissão de Valores Mobiliários (Brasil)

(Brazilian Securities and Exchange Commission)

Superintendency of International Relations
c/o Dr. Leonardo Alcântara

March 27, 2015

Dear Sirs,

In a notice to the market issued yesterday by you, information is reproduced from a material fact released by Oi, SA on the same day, in which it is stated:

“(...) The rules of the SEC require the registration statement to contain separate audited financial statements of the business contributed by PT SGPS to Oi on May 5, 2014 and that the auditor of those financial statements consent to the inclusion of its audit report on those financial statements. TmarPart and Oi have had many conversations with PT SGPS’ former auditors, who have informed TmarPart and Oi that at this time they do not intend to consent to the inclusion of their audit report on the financial statements of the acquired business in the registration statement. (...)”

The information contained in the previous paragraph was also reproduced by Oi SA on page 27 of the Press Release announcing its Quarterly Report for the 4th quarter of 2014, released today and reproduced in a notice to the market by PT SGPS.

Deloitte & Associados, SROC (Deloitte), as the prior auditor of PT SGPS, believes that the recipients of that statement and report should be provided with the following clarifications:

•                     Deloitte did not audit the financial statements of PT SGPS as of May 5, 2014 with the assets contributed by PT SGPS in the share capital increase of Oi, SA on that date, nor have PT, Oi or the SEC requested such an audit.

•                     There never existed, therefore, nor could there ever have existed, a refusal of, or an intent to, refuse consent on the part of Deloitte to the inclusion of such an audit report in the “SEC registration statement”.

Additionally, Deloitte clarifies that the last contact it has had with representatives of Oi, SA regarding the preparation of the “SEC registration statement” occurred on October 30, 2014.

Without further business to address, we sign with high regard.

Sincerely,

Deloitte & Associados, SROC S.A.

/s/ João Costa da Silva

João Costa da Silva